Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

VERIZON COMMUNICATIONS INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of (I.R.S. Employer Identification No.)	23-2259884 incorporation or organization)

    1095 Avenue of the Americas
New York, NY 10036
(212) 395-2121
(Address of Principal Executive Offices)

VERIZON SAVINGS AND SECURITY PLAN FOR MID-ATLANTIC ASSOCIATES
(Full title of the plan)

WILLIAM F. HEITMANN
Senior Vice President and Treasurer
Verizon Communications Inc.
1095 Avenue of the Americas
New York, NY 10036
(Name and address of agent for service)

(212) 395-2121
(Telephone number, including area code, of agent for service)

Copy to:
David S. Kauffman, Esq.
Vice President and Associate General Counsel
Verizon Communications Inc.
1095 Avenue of the Americas
New York, NY 10036
(212) 395-6174

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, par value $.10 per share	5,000,000	$35.725	$178,625,000	$14,450.76

(1)    This registration statement also relates to an indeterminate number of shares of Common Stock that may be issued upon stock splits, stock dividends or similar transactions in accordance with Rule 416.

(2)    Estimated pursuant to paragraph (h) of Rule 457 solely for the purpose of calculating the registration fee, based upon the average of the reported high and low sales prices for a share of Common Stock on May 20, 2003, as reported on the New York Stock Exchange.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.    INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, as filed by the registrant with the Securities and Exchange Commission (File No. 1-8606), are incorporated by reference in this registration statement and made a part hereof:

(a)	the registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

(b)	the registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

(c)	the registrant’s Current Report on Form 8-K filed January 16, 2003; and

(d)	The description of the registrant’s Common Stock contained in the registration statement on Form 10 filed under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendments or reports filed for the purpose of updating that description.

All reports and other documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained in any document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Copies of the above documents (excluding exhibits) may be obtained without charge upon written request directed to Investor Relations, Verizon Communications Inc., 1095 Avenue of the Americas, 36th Floor, New York, NY 10036.

Experts

The consolidated financial statements and financial statement schedule of the registrant as of December 31, 2002 and 2001 and for the three years in the period ended December 31, 2002, included in the registrant’s Annual Report on Form 10-K filed on March 14, 2003, and incorporated by reference in this registration statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report which is also included therein and incorporated by reference herein. Such consolidated financial statements are incorporated by reference herein in reliance on such report given on the authority of such firm as experts in accounting and auditing.

ITEM 4.    DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL.

The validity of the shares of Verizon Communications Inc. (“Verizon”) Common Stock to be issued in connection with this registration statement will be passed upon for Verizon by William P. Barr, its Executive Vice President and General Counsel. As of April 30, 2003, Mr. Barr was the beneficial owner of approximately 12,359 shares of Verizon Common Stock and had options to purchase an aggregate of 694,399 shares of Verizon Common Stock within the next 60 days.

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law (“DGCL”) permits a corporation to indemnify any of its directors or officers who was or is a party or is threatened to be made a party to any third party proceeding by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe that such person’s conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, the corporation is permitted to indemnify directors and officers against expenses (including attorney’s fees) actually and reasonably incurred by them in connection with the defense or settlement of an action or suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors or officers are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Article 7 of the Verizon Restated Certificate of Incorporation makes mandatory the indemnification expressly authorized under the DGCL, except that the Restated Certificate of Incorporation only provides for indemnification in derivative actions, suits or proceedings by a director or officer if the initiation of such action, suit or proceeding was authorized by the Board of Directors.

Pursuant to Section 7.8 of the Amended and Restated Agreement and Plan of Merger (the “NYNEX Merger Agreement”), dated as of April 21, 1996 by and between NYNEX Corporation (“NYNEX”) and Bell Atlantic Corporation (“Bell Atlantic”), a predecessor of Verizon, Bell Atlantic agreed for a period of six years following the Effective Time (as defined in the NYNEX Merger Agreement) to (a) cause NYNEX to maintain in effect the provisions regarding indemnification of officers and directors contained in the NYNEX Certificate of Incorporation and Bylaws and the certificates of incorporation and bylaws of each of its subsidiaries or in director, officer or employee indemnification agreements of NYNEX and its subsidiaries, (b) maintain in effect and cause NYNEX to maintain in effect current policies of directors’ and officers’ liability insurance and fiduciary liability insurance with respect to claims arising prior to the Effective Time, and (c) indemnify, and cause NYNEX to indemnify, the directors and officers of Bell Atlantic and NYNEX respectively, to the fullest extent permitted under their respective certificates of incorporation and bylaws and applicable law. In addition, Bell Atlantic agreed to unconditionally and irrevocably guarantee for the benefit of such directors, officers and employees the obligations of NYNEX under its indemnification arrangements.

Pursuant to Section 7.8 of the Agreement and Plan of Merger (the “GTE Merger Agreement”), dated as of July 27, 1998, between Bell Atlantic and GTE Corporation (“GTE”), Bell Atlantic agreed for a period of six years following the Effective Time (as defined in the GTE Merger Agreement) to (a) cause GTE to maintain in effect the provisions regarding indemnification of officers and directors contained in the GTE Certificate of Incorporation and Bylaws and the certificates of incorporation and bylaws of each of its subsidiaries or in director, officer or employee indemnification agreements of GTE and its subsidiaries, (b) maintain in effect and cause GTE to maintain in effect current policies of directors’ and officers’ liability insurance and fiduciary liability insurance with respect to claims arising prior to the Effective Time, and (c) indemnify, and cause GTE to indemnify, the directors and officers of Bell Atlantic and GTE respectively, to the fullest extent permitted under their respective certificates of incorporation and bylaws and applicable law. In addition, Bell Atlantic agreed to unconditionally and irrevocably guarantee for the benefit of such directors, officers and employees the obligations of GTE under its indemnification arrangements.

The Verizon Restated Certificate of Incorporation limits the personal liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

The directors and officers of Verizon are insured against certain liabilities, including certain liabilities arising under the Securities Act of 1933, as amended (the “Act”), which might be incurred by them in such capacities and against which they cannot be indemnified by Verizon.

ITEM 7.    EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.    EXHIBITS.

The following is a list of exhibits filed as part of this registration statement.

Exhibit Number

5	Opinion of William P. Barr, Esq., Executive Vice President and General Counsel of Verizon Communications Inc.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of William P. Barr (Included in Exhibit 5).

24	Powers of Attorney.

ITEM 9.    UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York on May 23, 2003.

VERIZON COMMUNICATIONS INC.

By: /s/ WILLIAM F. HEITMANN
William F. Heitmann
Senior Vice President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

*
	Director	May 23, 2003
James R. Barker

*
	Director	May 23, 2003
Richard L. Carrion

*
	Director	May 23, 2003
Charles R. Lee

*
	Director	May 23, 2003
Sandra O. Moose

*
	Director	May 23, 2003
Joseph Neubauer

*
	Director	May 23, 2003
Thomas H. O’Brien

*
	Director	May 23, 2003
Russell E. Palmer

*
	Director	May 23, 2003
Hugh B. Price

SIGNATURE	TITLE	DATE

*	Director, President and Chief Executive Officer (principal executive officer)	May 23, 2003
Ivan G. Seidenberg

*
	Director	May 23, 2003
Walter V. Shipley

*
	Director	May 23, 2003
John R. Stafford

*
	Director	May 23, 2003
Robert D. Storey

*	Executive Vice President and Chief Financial Officer (principal financial officer)	May 23, 2003
Doreen A. Toben

*	Senior Vice President and Controller (principal accounting officer)	May 23, 2003
John F. Killian

*By: /s/ WILLIAM F. HEITMANN

William F. Heitmann (as attorney-in-fact)

EXHIBIT INDEX

Exhibit No.

5	Opinion of William P. Barr, Esq., Executive Vice President and General Counsel of Verizon Communications Inc.

23.1	Consent of Ernst & Young LLP

23.2	Consent of William P. Barr (Included in Exhibit 5).

24	Powers of Attorney.

EXHIBIT 5

William P. Barr Executive Vice President and General Counsel

Verizon Communications 1095 Avenue of the Americas New York, NY 10036

    May 23, 2003

Verizon Communications Inc.
1095 Avenue of the Americas
New York, New York 10036

Re:	Verizon Communications Inc. Registration Statement on Form S-8 under the Securities Act of 1933

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-8 (the “Registration Statement”) which Verizon Communications Inc., a Delaware corporation (the “Company”), is filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, registering 5,000,000 shares of Common Stock, par value $.10 per share, of the Company (the “Shares”) to be offered and sold from time to time under the Verizon Savings and Security Plan for Mid-Atlantic Associates.

I or members of my staff have reviewed the Registration Statement, the Company’s Certificate of Incorporation and Bylaws, resolutions adopted by the Board of Directors of the Company, and such other documents and records as I have deemed appropriate for the purpose of giving this opinion.

Based upon the foregoing, I am of the opinion that:

1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

2. All necessary corporate action on the part of the Company’s Board of Directors with respect to the issuance and sale of Shares to be purchased directly from the Company has been taken, and any Shares to be purchased directly from the Company will be legally issued, fully paid and nonassessable when such Shares shall have been issued and sold for the consideration contemplated in the Plan.

3. Any Shares to be purchased on the open market were, on the date of their issue, validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement and to being named under the heading “Interests of Named Experts and Counsel” in the Registration Statement.

Very truly yours,

 /s/ WILLIAM P. BARR
William P. Barr
Executive Vice President and
General Counsel